James R. Orso
                                             Kenneth F. Cook
                                             314/982-1700

                                             FOR IMMEDIATE RELEASE
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               INTERCO TO ACQUIRE THOMASVILLE FURNITURE INDUSTRIES
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               Creates Largest Residential Furniture Manufacturer
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          St. Louis, November 20, 1995 - - INTERCO INCORPORATED (NYSE: ISS)
     announced today that it has signed a definitive agreement to acquire Thomasville Furniture Industries, Inc., a wholly owned subsidiary of Armstrong World Industries, for approximately $331 million in cash. The acquisition will create the largest residential furniture manufacturer in the United States with combined revenues exceeding
     $1.6 billion.

          Thomasville Furniture Industries, based in Thomasville, North Carolina, manufactures and markets residential wood and upholstered furniture under the Thomasville name as well as a line of promotional and ready-to-assemble furniture under the Armstrong name. For the year ended December 31, 1994, Thomasville reported sales and operating profit of approximately $527 million and $39 million, respectively. INTERCO, which manufactures and markets residential furniture through its operating subsidiaries, Broyhill Furniture Industries and The Lane Company, had sales for the same period of $1,073 million and operating profit of $102 million (excluding depreciation and amortization relating to fair value adjustments).

          INTERCO has commitments from major financial institutions to finance the cash purchase with a combination of bank debt and receivables financing. The transaction is accretive; on a pro forma basis to INTERCO's historical earnings per share, the transaction would have been accretive in the year ended December 31, 1994 and in the nine months ended September 30, 1995.

           Richard B. Loynd, Chairman of the Board and Chief Executive Officer of INTERCO, commented, "This acquisition joins three of the most highly recognized furniture brands, Broyhill, Lane and Thomasville, into the largest residential furniture manufacturing company in the industry. The combination results in a company that has superior marketing, product development and distribution, and an extremely high quality group of employees. This transaction represents another significant step forward in the transformation of INTERCO into a growing, financially strong, pure-play furniture manufacturer."

          "Thomasville has been INTERCO's number one acquisition candidate, and it will strengthen the combined company's ability to compete more effectively and more profitably in the $20 billion residential furniture marketplace. We believe this acquisition will benefit our shareholders by combining the Thomasville name with INTERCO's brands, Broyhill and Lane, and through opportunities associated with increasing purchasing and distribution synergies and more efficient use of manufacturing capacity," Loynd added.

          Founded in 1904, Thomasville has consistently marketed its products under the Thomasville name, a name that is recognized as a symbol of quality, craftsmanship, style and value. Thomasville's operating strategy is to produce a wide variety of high quality residential furniture that appeals to consumers' changing tastes while, at the same time, aggressively enhancing its retail distribution network and capitalizing on the brand name identification associated with Thomasville.

          Armstrong is a leading manufacturer and marketer in the building materials industry and among the best-known names in interior furnishings such as vinyl flooring and acoustical ceilings, and a variety of industrial specialty products. The sale of Thomasville will enable Armstrong to concentrate its financial resources on growth opportunities in the company's core businesses.

          Fred Starr, President and Chief Executive Officer of Thomasville, commented, "We have always admired the way INTERCO conducts its furniture operations and its high quality products fit the market in a way that is very complementary to ours. The entire Thomasville management team welcomes the opportunity to work side by side with the INTERCO companies and their management teams to create the largest and most profitable company in the residential furniture industry." Mr. Starr will continue as President and CEO of Thomasville after the closing of the transaction.

          The transaction is subject to customary conditions, and is expected to close by December 31, 1995. Smith Barney Inc. assisted INTERCO in the negotiation of the transaction.

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